Exhibit 1.2

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Creating value for all stakeholders 18 September 2020 CaixaBank + Bankia

2 The information contained in this presentation may not be used as the basis to enter into any contract or agreement and nothing herein constitutes an offer, invitation or recommendation to engage in investment in the shares, or any other financial instrument, of CaixaBank , S . A . (“ CaixaBank ”), especially in the United States, the United Kingdom, Canada, Japan, Australia or any other country where the purchase and sale of these shares is prohibited under applicable legislation . The distribution of this presentation in certain jurisdictions may be restricted by law . Consequently, persons to which this presentation is distributed must inform themselves about and observe such restrictions . By receiving this presentation the recipient agrees to observe any such restrictions . This presentation may include forward - looking statements, projections, objectives, estimates and forecasts which have not been verified by an independent entity, and the accuracy, completeness or correctness thereof should not be relied upon . Forward looking statements, projections, objectives, estimates and forecasts are generally identifiable by the use of the words “ may,”“ will,”“ should,”“ plan,”“ expect,”“ anticipate,”“ estimate,”“ believe,”“ intend,”“ project,” or the negative of these words or other variations on these words or comparable terminology . All forecasts and other statements included in this presentation that are not statements of historical fact, including, without limitation, those regarding the financial position, business strategy, management plans and objectives for future operations of CaixaBank (which term includes its subsidiaries and investees) and run - rate metrics, are forward - looking statements . These forward - looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of CaixaBank , or industry results, to be materially different from those expressed or implied by these forward - looking statements . These forward - looking statements are based on numerous assumptions regarding CaixaBank’s present and future business strategies and the environment in which CaixaBank expects to operate in the future, which may not be fulfilled . Due to such uncertainties and risks, recipients are cautioned not to place undue reliance on such forward looking statements as a prediction of actual results . All forward - looking statements and other statements herein are only as of the date of this presentation . None of CaixaBank nor any of its affiliates, advisors or representatives, nor any of their respective directors, officers, employees or agents, shall bear any liability (in negligence or otherwise) for any loss arising from any use of this presentation or its contents, or otherwise in connection herewith, and they do not undertake any obligation to provide the recipients with access to additional information or to update this presentation or to correct any inaccuracies in the information contained or referred to herein . To the extent available, the industry and market data contained in this presentation has come from official or third - party sources . Third - party industry publications, studies and surveys generally state that the data contained therein have been obtained from sources believed to be reliable, but that there is no guarantee of the accuracy or completeness of such data . In addition, certain of the industry and market data contained in this presentation come from CaixaBank’s own internal research and estimates based on the knowledge and experience of CaixaBank’s management in the market in which CaixaBank operates . Certain information contained herein is based on CaixaBank’s management information and estimates and has not been audited or reviewed by CaixaBank’s auditors . Recipients should not place undue reliance on this information . The financial information included herein has not been reviewed for accuracy or completeness and, as such, should not be relied upon . Certain financial and statistical information contained in the presentation is subject to rounding adjustments . Accordingly, any discrepancies between the totals and the sums of the amounts listed are due to rounding . Neither this presentation nor the historical performance of CaixaBank’s management team constitute a guarantee of the future performance of CaixaBank and there can be no assurance that CaixaBank’s management team will be successful in implementing the investment strategy of CaixaBank . In addition to the financial information prepared under IFRS, this presentation may include certain alternative performance measures (“APMs”) as defined in the Guidelines on Alternative Performance Measures issued by the European Securities and Markets Authority on 5 October 2015 . An APM is a financial measure of historical or future financial performance, financial position, or cash flows, other than a financial measure defined or specified in the applicable financial reporting framework . CaixaBank believes that there are certain APMs, which are used by the Group’s management in making financial, operational and planning decisions, which provide useful financial information that should be considered in addition to the financial statements prepared in accordance with the accounting regulations that applies (IFRS EU), in assessing its performance . These APMs are consistent with the main indicators used by the community of analysts and investors in the capital markets . The proposed transaction relates to the securities of CaixaBank and Bankia , S . A . (“ Bankia ”), both companies incorporated in Spain . Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States . Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies . It may be difficult for you to enforce your rights and any claim you may have arising under the U . S . federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain . You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U . S . securities laws . Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U . S . court's judgment . You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction . The ordinary shares of CaixaBank have not been and are not intended to be registered under the U . S . Securities Act of 1933 , as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act . Disclaimer

3 Contents II. Proposed transaction: description, impacts & timetable III. Key takeaways I. Strategic rationale

4 The European financial sector is facing important strategic challenges (1) Macro forecasts from Bank of Spain (September 2020 ) . STRATEGIC RATIONALE Impact of the tech revolution Low profitability COVID - 19 2.0% - 10.5% 7.3% 1.9% - 12.6% 4.1% 3.3% 2019 2020E 2021E 2022E Central scenario Risk scenario -0.5% -0.4% -0.3% -0.2% -0.1% 0.0% 0.1% Jan-16 Jan-17 Jan-18 Jan-19 Jan-20 Jan-21 Jan-22 Jan-23 12 - month Euribor and implied rates at 15 September 2020 Real GDP ( Spain ), % yoy – Bank of Spain scenarios (1) Short - term reaction required : ANTICIPATION

5 Anticipation looking to… Scale Robust financials Sustainable profitability Sound credit - metrics and solid capital and liquidity Improve efficiency and reinforce capacity to invest in technology and innovation Income diversification, improved capacity to generate revenues and balanced portfolio mix …with shared VALUES STRATEGIC RATIONALE

6 The new group will give rise to a domestic leader – in line with other European leaders Gross customer loans – ranking pro - forma, in € Bn #1 entity in Spain Ranking (domestic) (1) as of 30 June 2020 116 126 177 204 218 343 Peer 3 Bankia Peer 2 Peer 1 CaixaBank Combined entity ~ 25% Market share Deposits – ranking pro - forma, in € Bn 112 123 196 210 248 334 Peer 3 Bankia Peer 2 CaixaBank Peer 1 Combined entity ~ 24% Market share Market shares in deposits of large European peers by country (2) Rabobank 33% Credit Agricole Group 29% CGD 25% Intesa + UBI 21% Lloyds 21% (1) Sources : Quarterly financial reports and Bank of Spain . Peer group includes : Banco Sabadell ex TSB, Banco Santander Spain and BBVA Spain . (2) Based on reported market share when available, and internal estimates based on publicly available information in other cases . STRATEGIC RATIONALE: SCALE

7 Single distribution platform The most diversified and widespread commercial network Local knowledge and financial inclusion Best - in - class digital capacities to deliver improved customer experience Present in ~ 2,200 towns (1)  ~ 290 as only bank (1) > 10 Million digital clients (2) (1) In Spain . (2) Individual clients, in Spain . With access to a comprehensive and fully integrated offering Distinctive distribution model and specialised value proposition Largest client base : ~ 20 million clients in Spain (combined entity) STRATEGIC RATIONALE: SCALE

STRATEGIC RATIONALE: ROBUST FINANCIALS

CaixaBank Bankia

Showing strong credit and solvency metrics

Combined entity PF

Asset quality


4.1%
Lowest % NPL(1) among large peers in Spain
64%
Strong NPL coverage(1)

Solvency PF

% CET1, including IFRS9 transitional adjustments


>310 bps
CET1 buffer
~11.6%
8.45%
1Q21 PF - Including all transaction impacts
Estimated Requirement (2)

(1) NPL and coverage ratios ex BPI. Coverage ratio PF for PPA adjustments (c.€0.8Bn pre-tax). Including BPI, NPL and coverage ratios for combined entity PF for PPA adjustments at 4.0% and 65% respectively.
(2) CET1 SREP, assuming P2R equivalent to weighted average of CaixaBank and Bankia P2R (considering benefit of CRR II article 104a) and O-SII buffer at 0.50%.

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STRATEGIC RATIONALE: SUSTAINABLE PROFITABILITY

CaixaBank Bankia

With capacity to generate sustainable profitability

GENERATION OF NEW REVENUES

+€290M

(pre-tax)[1]

Leader in long-term savings and insurance

ANNUAL COST SAVINGS

+€770M

(pre-tax)[2]

Significant recurrent savings

IMPROVED COST-TO-INCOME RATIO

47.9%

(combined entity PF)[3]

Very competitive levels

RoTE
(based on analyst consensus)

>8%

RoTE ESTIMATE FROM 2022E[4]

(1) Including fully-phased revenue synergies in long-term saving and insurance (2025E) plus revenue recovery from Bankia JVs.
(2) Fully phased from 2023E.
(3) Including fully phased-in revenue and cost synergies.
(4) 2022E net income projections based on consensus published by CaixaBank and Bankia in their respective websites (c.€1.5Bn for CaixaBank and c.€0.4Bn for Bankia). Combined entity PF 2022E net income includes ~90% of cost savings (post tax), ~33% of revenue synergies (post tax), 100% of revenue recovery from Bankia's JV (post tax) and lower CoR and other impacts post FV adjustments. Tangible equity estimated based on Bloomberg payout ratio.

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10 Creating value for our shareholders STRATEGIC RATIONALE: FINANCIAL LOGIC Agreed exchange ratio # CaixaBank shares / 1 Bankia share 0.6845x 20%  28% ~ 28%  ~ 69% Premium Over unaffected prices (1)  over 3 month average (2) EPS accretion 2022E (3) for CaixaBank  Bankia (1) Agreed exchange ratio of 0 . 6845 x over the unaffected exchange ratio at closing of 3 September 2020 of 0 . 5704 x (prior to Inside Information filing to CNMV) . Unaffected exchange ratio based on CABK and BKIA share prices at closing of 3 September 2020 of € 1 . 816 /share and € 1 . 036 /share, respectively . (2) Based on 3 months average exchange ratio prior to closing of 3 September 2020 (prior to Inside Information notices to CNMV) . (3) 2022 E net income projections based on consensus published by CaixaBank and Bankia in their respective websites ( c . € 1 . 5 Bn for CaixaBank and c . € 0 . 4 Bn for Bankia ) . Combined entity PF 2022 E EPS includes ~ 90 % of cost savings (post tax), ~ 33 % of revenue synergies (post tax), 100 % of revenue recovery from Bankia’s JV (post tax ), lower CoR and FV reversals .

11 Solid and balanced shareholding structure Shareholder structure balanced between core, institutional and c.750,000 retail shareholders (1) Combined entity shareholder structure % of total share capital 25.8% 74.2% CaixaBank shareholders Bankia shareholders ~ 17% ~ 30% CRITERIA Retail ~ 16% FROB ~ 37% Institutional (1) CaixaBank plus Bankia without taking into consideration possible overlap . STRATEGIC RATIONALE: CORPORATE GOVERNANCE

12 Best - in - class governance to remain a corporate priority (1) Board composition approved by CaixaBank and Bankia BoDs for proposal to AGMs . (2) 2 representing Criteria, 1 representing FROB . Majority - independent Board composed of highly reputable and experienced Directors STRATEGIC RATIONALE: CORPORATE GOVERNANCE Combined entity Board composition Breakdown as % of total # of Directors (1) 15 Directors Breakdown by origin 1/3 Bankia 2/3 CaixaBank Breakdown by category 9 Independent 2 Executive 3 Proprietary (2) 1 Other 15 Directors Independent Women 60% 33% As % of total # Directors

13 Corporate governance – other issues CaixaBank will remain as the brand Registered address to be in Valencia Joint operational HQ in Barcelona and Madrid STRATEGIC RATIONALE: CORPORATE GOVERNANCE

14 Working under a common culture to create value for our stakeholders and support the economic recovery of our country Customers Employees Shareholders Society Our customers remain the main focus of our strategy Value creation and increased profitability of the Bank New professional growth opportunities based on meritocracy Opportunity to maximise our contribution to society STRATEGIC RATIONALE: CORPORATE GOVERNANCE

15 Contents I. Strategic rationale III. Key takeaways II. Proposed transaction: description, impacts & timetable

16 Description of the proposed transaction Merger by absorption of Bankia into CaixaBank Agreed exchange ratio : CaixaBank to offer 0 . 6845 x newly issued ordinary shares for every Bankia share tendered Reciprocal due diligence satisfactorily completed Subject to approvals by both General Meetings and to regulatory approvals (1) Expected closing of the transaction : 1 Q 2021 Transaction summary (1) Ministry of Economic Affairs and Digital Transformation (with a previous report from ECB/ BoS ) and Spanish Competition Authority . Other authorisations are required for the indirect acquisition of significant stakes of BKIA in certain regulated entities . (2) Based on agreed exchange ratio of 0 . 6845 x and the CABK share price at close 17 September 2020 of € 2 . 065 /share . (3) Total consideration for 100 % of Bankia shares ( 2 , 079 M new CABK shares, taking into consideration that Bankia will maintain its treasury shares ( 32 million shares) until closing) . (4) Agreed exchange ratio of 0 . 6845 x over the unaffected exchange ratio at closing of 3 September 2020 of 0 . 5704 x (prior to Inside Information filing to CNMV) . Unaffected exchange ratio based on CABK and BKIA share prices at closing of 3 September 2020 of € 1 . 816 /share and € 1 . 036 /share, respectively . PROPOSED TRANSACTION: DESCRIPTION Consideration offered Implied price per Bankia share (2) €1.41 Premium based on unaffected share prices (4) : 20% Total consideration (2)(3) €4.3Bn

PROPOSED TRANSACTION: **DESCRIPTION**

CaixaBank Bankia

Combined entity to hold more than €660Bn in assets

#1 entity in Spain

Data as of 30 June 2020

CaixaBank + Bankia

Total assets (€Bn)	664.0
Gross customer loans (€Bn)	368.5
Customer funds[1] (€Bn)	555.4
AuM[2] (€Bn)	128.9
Shareholders' Equity (€Bn)	38.9
Clients - Spain (Million)	~20
Branches–Spain[3] (Thousand)	6.3
Employees (Thousand)	51.5

Market share in key retail products (Spain)[4]

	CaixaBank	Bankia	Combined entity PF
Deposits[5]	15%	9%	~24%
Credit[5]	16%	9%	~25%
Mortgages	16%	12%	~28%
Consumer lending	16%	7%	~23%
Business lending	16%	8%	~24%
Long-term savings[6]	23%	6%	~29%

Consolidating market position in high-value-added products


#1
TOTAL ASSETS[7]
MARKET SHARE IN KEY RETAIL PRODUCTS

Creating a leader in Spanish banking and insurance

(1) Including on-balance sheet funds and off-balance sheet AuM. (2) Off-balance sheet AuM, including pension plans and mutual funds. (3) Including retail branches and specialized centers. (4) Sources: quarterly reports, INVERCO, ICEA and Bank of Spain. Latest available data. (5) Total deposits and credit in Spain. Numerator as reported by CaixaBank and Bankia in their respective quarterly report and denominator corresponding to system deposits and credit published by Bank of Spain. (6) Including mutual funds, pension plans and saving insurance. Bankia's market share in savings insurance corresponds to ICEA data for Bankia Mapfre Vida. (7) Total assets CaixaBank + Bankia pre-transaction in Spain at €627Bn vs. €419Bn 2nd ranked peer (BBVA).

17

PROPOSED TRANSACTION: IMPACTS

CaixaBank Bankia

A unique opportunity to create value

1. Opportunity to generate significant revenue synergies

- Reinforced leadership position in the Spanish financial sector
- Opportunity to generate significant revenue synergies (~€215M by 2025E) given CaixaBank's long-term savings and insurance capabilities
- M&A exit and renegotiation mechanisms provided in Bankia's insurance agreements expected to be implemented (~€75M in recovered revenues expected from 2022E)

2. Excess capital reinvested in business enhancing efficiency and credit metrics

- ~€770M expected in annual cost-synergies by 2023E
- Restructuring charges fully covered by excess capital at closing
- Sound asset quality metrics in absolute and relative terms with increased provisioning levels to result from transaction

3. Solid solvency and liquidity position to be maintained post transaction

- Solid solvency position maintained post transaction:
  - with excess over 250-300 bps CET1 management-buffer target post merger
  - within 11-11.5% target post merger for CET1 ex IFRS9 transitional
- Strong liquidity position to be maintained post merger with comfortable MREL issuance needs

18

PROPOSED TRANSACTION: **OPPORTUNITY TO SEIZE SIGNIFICANT REVENUE SYNERGIES**

CaixaBank Bankia

~€135M expected in synergies from long-term savings[(1)] by 2025E

High synergy potential from extending advisory capacities and a comprehensive offering through a larger network

AuM and saving insurance funds[(2)] as % of total customer funds


22%
41%
BKIA
CABK

AuM + saving-insurance funds/employee[(2)], €M


2.22
4.76
BKIA
CABK

Mutual fund fees/employee[(2)]
€ thousand


8.4
16.6
BKIA
CABK

Pension plan fees/employee[(2)]
€ thousand


4.4
7.2
BKIA
CABK

Leveraging a successful model and a larger distribution network to seize potential in long-term savings by:

- Boosting customer share of wallet
- Changing mix to higher-value added products

CABK market share in long-term savings[(3)] (Spain)


13.5%
23.1%
YE 2010
JUN-20

Growth of non-NII core revs. (ex BPI) Jun 20 TTM-Jun 11 TTM[(4)]

+c.40%

Well-established track record

Capillarity → Unique advisory model → Factory ownership → Innovative offering

~18,000 certified advisors (CABK, Spain) | CaixaBank Asset Management | VidaCaixa | Smart Money

2025E revenue synergies in long-term savings – annual pre-tax

~€135M

(1) Including mutual funds, pension plans and savings insurance funds.
(2) CaixaBank ex BPI vs. Bankia. Sources: own calculations based on information reported by companies and ICEA.
(3) Market share in mutual funds (managed by CaixaBank AM), pension plans and saving insurance. Own calculations based on INVERCO and ICEA data.
(4) CaixaBank ex BPI. Non-NII core revenues include fees and other insurance revenues from life-risk and equity accounted income.

19

20 ~ €80M 2025E revenue synergies – annual pre - tax (1) Internal estimates considering active individual clients 18 + years old and business clients . (2) Based on information reported by CaixaBank and Bankia . Including fees, equity accounted income ( Bankia and CaixaBank) and other income/expenses on insurance contracts ( CaixaBank) . (3) Source : ICEA . A dditionally ~ €80M in revenues from protection insurance by 2025E 10% 22% BKIA CABK % of clients (1) with life - risk insurance products 12% 18% BKIA CABK % of clients (1) with non - life insurance products 12.0 33.4 BKIA CABK Non - NII insurance revenues (2) /employee (€ thousand ) Revenues from seizing potential of a larger client base • VidaCaixa #1 life - risk insurer in Spain • Highly successful JV with SegurCaixa Adeslas • Innovative product offering  MyBox bundle 6% 10% YE 2010 JUN - 20 Market shares (3) (Spain) PROPOSED TRANSACTION: OPPORTUNITY TO SEIZE SIGNIFICANT REVENUE SYNERGIES 17% 28% YE 2010 JUN - 20 Non - life (SCA) Life - risk ( VidaCaixa )

PROPOSED TRANSACTION: **OPPORTUNITY TO SEIZE SIGNIFICANT REVENUE SYNERGIES**

CaixaBank Bankia

Revenue synergies from long-term savings and insurance to be complemented by recovered revenues from Bankia's JVs

~€215M

2025E[1] revenue synergies from long-term savings and protection insurance –annual pre-tax

Synergies in long-term savings and insurance **estimated net of revenue attrition**


~20
~70
~120
~180
~215
2021E
2022E
2023E
2024E
2025E

Expected phasing	2021E	2022E	2023E	2024E	2025E
	~10%	~33%	~ 55%	~85%	~ 100%

\+

~€75M

Recovered revenues from Bankia's JVs – annual pre-tax



- M&A exit and renegotiation mechanisms provided in Bankia's life-insurance agreements expected to be implemented
- Revenues obtained from acquiring the run-off portfolio of the part of the JV not owned
- Mainly involving life-risk business and other life-insurance business.

Expected from:	2022E

Total potential in revenues – fully phased (2025E), annual pre-tax

~€290M

(1) Including synergies in long-term savings and protection insurance (net of estimated revenue attrition). It does not include synergies in other businesses such as payments, consumer lending, among others, that would offset other revenue attrition.

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PROPOSED TRANSACTION: **EXCESS CAPITAL REINVESTED IN BUSINESS**

CaixaBank Bankia

Excess capital reinvested in business –enhancing efficiency and credit metrics

% CET1

30 June 2020, including IFRS9 transitional adjustments


13.68%
12.29%
12.77%
vs. 8.45%
Estimated CET1 SREP(1)
BKIA
CABK
Combined entity PF Jun-20

Transaction impacts on capital

Expected impacts(2) on CET1, in €Bn

Restructuring	**(€2.2Bn)**
Expected loss (FV credit & Real Estate)	**(€0.7Bn)**
Other adjustments(3)	**(€0.5Bn)**

>> ***Significant future efficiency improvement and reinforced provisions***

(1) CET1 SREP, assuming P2R equivalent to weighted average of CaixaBank and Bankia P2R (considering benefit of CRR II article 104a) and O-SII buffer at 0.50%.
(2) Estimates for expected loss and other fair value adjustment impacts, to be re-evaluated at closing.
(3) Mainly includes other FV adjustments, Bankia JV restructuring costs and benefits of renegotiation of CaixaBank distribution agreements.

22

PROPOSED TRANSACTION: EXCESS CAPITAL REINVESTED IN BUSINESS

CaixaBank Bankia

~€770M expected in annual cost-savings by 2023E –with restructuring charges to be fully covered with badwill

Annual cost savings (pre-tax)
€M


~75
~700
~770
2021E
2022E
2023E

Expected phasing

2021E	2022E	2023E
~10%	~ 90%	~ 100%

Combined entity cost-to-income ratio PF
FY19 recurrent(1) C/I ratio PF, in %


-7.7 pp
55.6%
CABK 55.4%
BANKIA 56.0%
47.9%
Combined entity PF as is
Combined entity PF –with 100% synergies(2)

Average recurrent C/I ratio of peers, FY19(3)

55.4%	Spanish peers
62.7%	European peers

- **c.€770M** in expected annual recurrent cost savings (c.€540M post-tax) equivalent to ~42% of Bankia's 2019 cost base → to be **fully achieved by 2023E**
- Restructuring charges capital impact estimated at **c.€2.2Bn**(4) (2.86x cost synergies) → the bulk of it expected to be **charged in 2021E P&L and to be fully covered by badwill**
- Expected to boost future efficiency metrics and complemented by ongoing cost-saving initiatives at both CaixaBank and Bankia

(1) Excluding extraordinary restructuring expenses.
(2) Including fully phased revenue synergies (including recovered revenues from JVs) and cost savings.
(3) Recurrent C/I ratio. Based on FY19 cost and income data as reported by entities. Spanish peer group includes: BBVA Spain, B. Sabadell ex TSB, B. Santander Spain+SGP+Portugal. European Peer group includes top 10 in Eurostoxx Banks (SX7E) index: B. Santander, BBVA, BNP Paribas, Crédit Agricole Group, Société Générale, Intesa Sanpaolo, UniCredit, ING Groep, KBC Group and Deutsche Bank.
(4) Accounting impact pre-tax: €2.4Bn.

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24 2010 2011 - 12 2012 - 13 2014 - 15 Proven integration track - record in Spain With effective delivery of synergies (1) Caja Madrid, Bancaja , Caja Insular de Canarias, Caja Ávila, Caixa Laietana , Caja Segovia and Caja Rioja . (2) Time lapsed from closing, legal merger or acquisition agreement until completion of IT integration . The integration of Banca Civica involved completing 4 sequential integrations . 2017 - 2018 59% 63% 580 2012/2015 52% 62% 101 2013/2015 45% 57% 189 2015/2016 40% 57% 220 2018/2019 6 months (2) 4 months (2) 8.5 months (2) 5 months (2) Synergies as % of initial costs 4.5 months (2) 3 months (2) Initial target Achieved Synergies (€M) Timing (begin/completed) 2011 - 13 <24 months (2) Created from the merger of 7 savings banks (1) PROPOSED TRANSACTION: EXCESS CAPITAL REINVESTED IN BUSINESS

25 Sound asset quality metrics in absolute and relative terms with significantly increased provisioning levels The lowest NPL ratio amongst main peers in Spain, with a strong coverage NPL ratio vs. peers (Spain) (1) NPL coverage vs. peers (Spain) (1) In %, as of 30 J une 2020 In %, as of 30 J une 2020 CABK ex BPI 61% BANKIA 56% Combined entity PF – pre PPA adj. (2) Combined entity PF post clean - up NPA ratio at 4.9% with 59% coverage (3) Combined entity PF – post PPA adj. (2) Combined entity PF (2) CABK ex BPI 3.6% BANKIA 4.9% 66% 64% 59% 56% 43% Peer 3 Peer 2 Peer 1 4.1% 4.3% 4.7% 6.6% Peer 3 Peer 2 Peer 1 Combined entity PF post clean - up: (1) Peer group includes B . Santander Spain, BBVA Spain and B . Sabadell Spain . Ratios as reported by entities . (2) NPL and coverage ratios ex BPI . Coverage ratio PF post PPA adjustments (c . € 0 . 8 Bn pre - tax) . Including BPI, NPL ratio and coverage ratio for combined entity PF – post PPA adjustments at 4 . 0 % and 65 % respectively . (3) NPLs (including contingent liabilities) and OREO assets . Coverage ratio PF post PPA adjustments . PROPOSED TRANSACTION: EXCESS CAPITAL REINVESTED IN BUSINESS

PROPOSED TRANSACTION: SOLID SOLVENCY AND LIQUIDITY POSITION TO BE MAINTAINED POST TRANSACTION

CaixaBank Bankia

Solid solvency position maintained post-transaction with a 250-300 bps CET1 management-buffer target

Solid solvency position to be maintained post merger

Transaction impacts on % CET1 (transitional IFRS9) of combined entity PF


12.8%
+13 bps
Comercia stake sale(1)
+10 bps
Upcoming regulatory impacts(2)
+c.14 bps
Organic generation 2H20E-1Q21E and other(3)
Capital generation 2H20-1Q21 pre-merger
~13.1%
-c.95 bps
Restructuring costs
-c.32 bps
Expected loss (FV credit & RE)
-c.23 bps
Other adjustments(4)
Excess capital reinvested in business (~150 bps) → to enhance future profitability
~11.6%
>310 bps
CET1 buffer
8.45%
CET1 SREP(5)
Combined entity PF Jun-20
Combined entity PF 1Q21
Combined entity PF 1Q21 post merger

% CET1 ex IFRS9 transitional

Combined entity PF Jun-20	Combined entity PF 1Q21	Combined entity PF 1Q21 post merger
12.3%	~12.8%	~11.3%

Solvency targets post merger

CET1 management buffer(6) over SREP	250-300 bps
% CET1 ex IFRS9 transitional	11%-11.5%

Given expected calendar of transaction adjustments → expect to be comfortably within target at all times

(1) Capital gain adjusted for 43% pay-out (current accrual). (2) Includes among other benefit from CRR "quick fix", estimated impacts from TRIMs and Bankia IRB model roll-out. (3) Estimate based on: consensus published by CaixaBank and Bankia pre-2Q for 20E and 21E net income; Bloomberg consensus for 20E and 21E payout (estimated as DPS/EPS); €70M in AT1 coupons 2H20-1Q21E for CaixaBank and €40M for Bankia; and no organic RWA growth. "Other" include estimated change in IFRS9 transitional adjustments. (4) Mainly includes other FV adjustments, Bankia JV restructuring costs and benefits of renegotiation of CaixaBank distribution agreements. (5) CET1 SREP, assuming P2R equivalent to weighted average of CaixaBank and Bankia P2R (considering benefit of CRR II article 104a) and O-SII buffer at 0.50%. (6) Buffer to include transitional IFRS9 adjustments.

26

27 Strong liquidity position to be maintained post merger (1) Source : based on information reported by companies . Peer group includes top 10 in Eurostoxx Banks (SX 7 E) index : Banco Santander, BBVA, BNP Paribas, Crédit Agricole Group, Société Générale , Intesa Sanpaolo , UniCredit , ING Groep , KBC Group and Deutsche Bank . CaixaBank and Bankia liquidity ratios well above requirements and peer average Data as of 30 June 2020 283% 181% 152% CABK BKIA EUROPEAN PEER AVG. CABK BANKIA (1) Comfortable maturity profile Combined entity PF wholesale maturity profile as of 30 June 2020, in € Bn LCR 283% 181% NSFR 140% 126% LTD 99% 92% ~ €128Bn In liquid assets 2020 €1.1 Bn 2021 €5.0 Bn 2022 €4.8 Bn Leverage ratio 5.1% 5.5% PROPOSED TRANSACTION: SOLID SOLVENCY AND LIQUIDITY POSITION TO BE MAINTAINED POST TRAN SACTION

PROPOSED TRANSACTION: SOLID SOLVENCY AND LIQUIDITY POSITION TO BE MAINTAINED POST TRANSACTION

Comfortable timetable to meet MREL issuance needs

MREL issuance needs post merger can be comfortably met as dates of enforcement come due

Combined entity capital stack
Transitional IFRS9 in % of RWAs, June 2020 PF[1]


22.55%
2.89% Eligible SP
3.09% SNP
2.24% T2
1.56 % AT1
12.77% CET1
19.66% PF Sub-MREL
Combined entity PF MREL (1)

Current MREL requirements

22.70% CABK
23.66% BANKIA

Continued and successful market access
CABK + BANKIA issues January 2017 – July 2020, in €Bn


CABK(2)
BANKIA
5.3
1.1
4.2
6.3
1.3
5.0
6.9
1.3
5.6
4.7
1.5
3.2
3.5
1.3
2.3
26.6
6.4
20.2
CB
SP
SNP
Tier 2
AT1
Total issued

- Ambition to comply with the MREL requirement of the combined entity mainly with subordinated instruments...
- ...using non subordinated instruments as a buffer
- For the 2020 resolution cycle, the SRB has stated that MREL decisions will be made considering 2022-24 transitional periods set out in BRRD2[3]

(1) PF €1Bn CaixaBank Social bond issuance in July 2020. Total MREL ratio excluding other eligible instruments.
(2) Issues by CaixaBank (ex BPI) in Euro equivalent figures, including private placements.
(3) Under the final SRB MREL policy paper under BRRD 2 and industry dialogue for the 2020 resolution planning cycle, the SRB reiterated its intention to respect to a linear build-up of MREL when setting the intermediate targets.

28

29 c.28% EPS accretion in 2022E with RoTE above 8% TRANSACTION RESULTS IN INCREASED SHAREHOLDER VALUE (1) 2022 E net income projections based on consensus published by CaixaBank and Bankia in their respective websites (c . € 1 . 5 Bn for CaixaBank and c . € 0 . 4 Bn for Bankia ) . Combined entity PF 2022 E EPS includes ~ 90 % of cost savings (post tax), ~ 33 % of revenue synergies (post tax), 100 % of revenue recovery from Bankia’s JV (post tax) and lower CoR and FV reversals . (2) Tangible equity estimated based on Bloomberg payout ratio . Enhanced profitability to allow for higher cash dividends – once macro uncertainties reduced and synergies achieved Significant EPS accretion 2022E EPS (€/share) and EPS accretion (%) (1) 2022 RoTE improvement 2022E RoTE (1)(2) 0.19 0.26 0.33 BKIA - adjusted for exchange ratio CABK Combined entity PF (1) +28% +69% 3.2% 7.0% 8.2% BKIA CABK Combined entity PF + 1.2 pp + 5.0 pp (1) (2)

30 Indicative timetable of the transaction 2020 2021 1Q 2021 Merger closing SEPTEMBER Transaction announcement Boards to approve remaining merger documentation and to call shareholders meetings OCTOBER NOVEMBER Shareholders meetings Regulatory authorisations PROPOSED TRANSACTION: TIMETABLE

31 Contents I. Strategic rationale III. Key takeaways II. Proposed transaction: description, impacts & timetable

KEY TAKEAWAYS

CaixaBank Bankia

Creating value for all our stakeholders and committed to support clients and the economic recovery



Creating the leader in Spanish banking and insurance –with the capacity and commitment to support clients and the economic recovery	COMBINED ENTITY MARKET SHARE IN DEPOSITS | LOANS (Spain): ~24% | ~25%
Geographical and product complementarities allow for significant revenue synergies and cost-savings –integration track-record provides comfort	COST SAVINGS 2023E: ~€770M; REVENUE SYNERGIES[1] 2025E: ~€290M
Excess capital at closing invested in FV adjustments and restructuring with combined entity post merger to maintain solid balance-sheet metrics	% CET1 1Q21E PF POST MERGER IMPACTS: ~ 11.6%
Major value-creation opportunity for shareholders with enhanced profitability and efficiency	COMBINED ENTITY PF 2022E RoTE (based on consensus projections + merger impacts): >8%

Execution risk limited by proven track-record in managing integrations, compatible organisation models and shared corporate values

(1) Including recovered revenues from Bankia's JVs.

32

33 APPENDIX APPENDIX : Glossary

APPENDIX

Glossary (I/III)

In addition to the financial information prepared in accordance with International Financial Reporting Standards (IFRS), this document includes certain Alternative Performance Measures (APMs) as defined in the guidelines on Alternative Performance Measures issued by the European Securities and Markets Authority on 30 June 2015 (ESMA/2015/1057) (the "ESMA Guidelines"). CaixaBank uses certain APMs, which have not been audited, for a better understanding of the company's financial performance. These measures are considered additional disclosures and in no case replace the financial information prepared under IFRS. Moreover, the way the Group defines and calculates these measures may differ to the way similar measures are calculated by other companies. Accordingly, they may not be comparable. ESMA guidelines define an APM as a financial measure of historical or future performance, financial position, or cash flows, other than a financial measure defined or specified in the applicable financial reporting framework. In accordance with these guidelines, following is a list including APMs used, along with a reconciliation between certain management indicators and the indicators presented in the consolidated financial statements prepared under IFRS.

Term	Definition
AGM	Shareholders' Annual General Meeting.
AT1	Additional Tier 1: capital instruments that are continuous (no fixed maturity), including preferred shares and high contingent convertible securities.
AuM / AM	Assets under Management include mutual funds and pension plans.
BoD	Board of Directors.
BKIA	Bankia.
BRRD / BRRD2	Bank Recovery and Resolution Directive 2014/59/EU.
CABK	CaixaBank
CB	Covered bonds.
CET1	Common Equity Tier 1.
Consumer Loans	Unsecured loans to individuals, excluding those for home purchases.
CoR	Cost of risk: total allowances for insolvency risk divided by average lending, gross, plus contingent liabilities, using management criteria.
Core revenues	Sum of NII, Fees and other revenues from insurance (life-risk premia and equity accounted income).
C/I ratio	Cost-to-income ratio: operating expenses (administrative expenses, depreciation and amortisation) divided by gross income for the last 12 months.
CRR Quick Fix / CRR II	Capital requirements regulation. Regulation 2020/873 ("CRR Quick Fix"), which amends both Regulation 575/2013 (Capital Requirement Regulation ("CRR")) and Regulation 2019/876 (Capital Requirement Regulation 2 "CRR2") with measures applied as of 30 June 2020, among which stand out, new factors to support SMEs and infrastructure, new software treatment, and the extension of transitional IFRS9 treatment.
DPS	Dividend per share.
ECB	European Central Bank.

34

APPENDIX

Glossary (II/III)

Term	Definition
EPS	Earnings per share: net income for the last 12 months divided by the average number of shares outstanding. The average number of shares outstanding is calculated as average shares issued less the average number of treasury shares.
FROB	*Fondo de Reestructuración Ordenada Bancaria.*
GDP	Gross Domestic Product.
FV	Fair Value.
ICO	*Instituto de Crédito Oficial.*
IFRS9	International Financial Reporting Standards.
IRB	Internal rated based. Method based on internal credit risk ratings that allows banks, under certain conditions, to use their internal models to estimate credit risk and their RWAs.
JV	Joint Venture.
LCR	Liquidity coverage ratio: High quality liquid asset amount (HQLA) / Total net cash outflow amount.
LTD	Loan to deposits: net loans and advances to customers using management criteria excluding brokered loans (funded by public institutions) over customer deposits on the balance sheet.
Long-term savings	Also referred to as AuM and insurance funds, include mutual funds (with SICAVs and managed portfolios), pension plans, unit linked and saving insurance.
MREL	Minimum Requirement for own funds and Eligible Liabilities to absorb losses, includes instruments eligible for total capital, senior debt non-preferred, senior debt preferred and other instruments ranking pari-passu with the latter, at Single Resolution Board's criteria.
NII	Net interest income.
NPA ratio	Quotient between non-performing assets (non-performing loans including contingent liabilities plus repossessed real estate assets available for sale) over total gross loans to customers and contingent liabilities (using management criteria) plus repossessed real estate assets available for sale (gross).
NPA coverage ratio	Quotient between: sum of impairment allowances on loans to customers and contingent liabilities, using management criteria, plus total accounting provisions of OREO assets over sum of total gross loans to customers and contingent liabilities, using management criteria, plus gross book value of OREO assets.
NPL coverage ratio	Quotient between: total credit loss provisions for loans to customers and contingent liabilities, using management criteria; over non-performing loans and advances to customers and contingent liabilities, using management criteria.
NPL ratio	Non-performing loan ratio. Quotient between: non-performing loans and advances to customers and contingent liabilities, using management criteria; over total gross loans to customers and contingent liabilities, using management criteria.
NPLs	Non-performing loans including non-performing contingent liabilities.
NSFR	Net stable funding ratio.

35

36 Glossary ( III/III) Term Definition O - SII Other Systemically Important Institutions . OREO Other Real Estate Owned: repossessed real estate assets available for sale. P2R Pillar 2 Requirement. PF Pro Forma. PPA Price Purchase Allocation. RE Real Estate. ROTE Return On Tangible Equity. Quotient between: profit attributable to the Group (adjusted by the amount of the Additional Tier 1 coupon, registered in sha reh older equity) over 12 - month average shareholder equity plus valuation adjustments deducting intangible assets using management criteria (calculated as the value of intangible assets in the public balance sheet, plus the intangible assets and goodwill associated with investees, net of provisions, recognised in Investments in joint ventures and associates in the public balance sheet). RWAs Risk Weighted Assets. SCA SegurCaixa Adeslas . SNP / SP Senior non preferred debt / Senior preferred debt. SRB Single Resolution Board. SREP Supervisory Review and Evaluation Process. Sub – MREL Subordinated MREL: Minimum Requirement for own funds and Eligible Liabilities to absorb losses, includes instruments eligible for total capital and senior debt non - preferred . TBVPS Tangible book value per share: a quotient between: equity less minority interests and intangible assets over the number of fully - diluted shares outstanding at a specific date. T2 / Tier 2 Tier 2 capital includes revaluation reserves, hybrid capital instruments and subordinated term debt, general loan - loss reserves, and undisclosed reserves. Transitional IFRS9 IFRS 9's transitional provisions allows for partially mitigating in its capital adequacy calculations the pro - cyclicality associated with the provisions model under IFRS 9 throughout the established transitional period. TRIM Targeted Reviewed of Internal Models. ECB project aimed at assessing whether the internal models that banks currently use mee t r egulatory requirements and whether their results are reliable and comparable. TTM Trailing 12 months. APPENDIX

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